Exhibit 15.0

[LETTERHEAD OF MOFFITT & COMPANY, P.C.]

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Nutech Digital, Inc.
SB-2 and the Pre-Effective Amendment No. 4

We are aware that our report dated July 29, 2002 on our review of interim financial information of Nutech Digital, Inc. for the period ended June 30, 2002 and included in the Company’s Form SB-2 is incorporated by reference in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meanings of Sections 7 and 11 of that Act.

/s/    MOFFITT & COMPANY, P.C.
Moffitt & Company, P.C.

Scottsdale, AZ
September 18, 2002